Exhibit 99.1

NAPCO Reports Record Revenues, Net Income and Adjusted EBITDA for Q1 of Fiscal 2024

-Net Sales for the Quarter Increase 6% to $41.7 Million-

-Net Income for the Quarter Increases 239% to $10.5 Million-

-Adjusted EBITDA for the Quarter Increases 174% to $12.9 Million-

-1st Quarter Recurring Service Revenues Increase 25% to $17.3 Million With a Gross Margin of 90%-

-Board Declares Quarterly Dividend of $.08 per share-

-Audit Committee Appoints Deloitte & Touche LLP as Company's Auditor for Fiscal 2024-

AMITYVILLE, N.Y., Nov. 6, 2023 /PRNewswire/ -- NAPCO Security Technologies, Inc. (NASDAQ: NSSC), one of the leading manufacturers and designers of high-tech electronic security equipment, wireless communication devices for intrusion and fire alarm systems and the related recurring service revenues as well as a provider of school safety solutions, today announced financial results for its first quarter of fiscal 2024.

Financial Highlights:

●	Net sales for the quarter increased 6% to $41.7 million (the highest Q1 sales in the Company's history) as compared to $39.5 million for the same period last year.
●	Recurring service revenues ("RSR") for the quarter increased 25% to $17.3 million as compared to $13.8 million for the same period last year. Recurring service revenues had a prospective annual run rate of approximately $72.5 million based on October 2023 recurring revenues.
●	Gross margin for recurring service revenues remained robust for the quarter at 90%, compared to 88% for the same period last year.
●	Gross margin for equipment revenues was 28% for the first quarter compared to 9% in last year's 1st quarter.
●	Net income for the quarter increased 239% to a first quarter record $10.5 million as compared to $3.1 million for the same period a year ago.
●	Earnings per share (diluted) for the quarter increased 250% to $0.28 as compared to $0.08 for the same period a year ago.
●	Adjusted EBITDA* for the quarter increased 174% to a first quarter record $12.9 million as compared to $4.7 million for the same period a year ago.
●	Adjusted EBITDA per share (diluted)* for the quarter increased 169% to $0.35 as compared to $0.13 for the same period a year ago.
●	Cash and cash equivalents, other investments and marketable securities were $74.6 million at September 30, 2023 as compared to $66.7 million at June 30, 2023, a 12% increase. The Company had no debt as of September 30, 2023.
●	Cash Provided by Operating Activities for the three months ended September 30, 2023 was $11.2 million as compared to $(2.0) million for the same period last year.
●	The Company will be issuing a quarterly dividend of $0.08 per share to be paid on December 22, 2023 to shareholders of record on December 1, 2023.
●	Deloitte & Touche LLP has been appointed as the Company's independent registered public accounting firm for the fiscal year ending June 30, 2024, effective immediately after the filing of the Company's first quarter 10-Q.

Richard Soloway, Chairman and President, commented, "Fiscal 2024 began with record first quarter sales of $41.7 million, which was the twelfth consecutive quarter we achieved record sales for a quarterly reporting period. Our net income of $10.5 million is the largest Q1 net income in the Company's history. While equipment revenues declined 5% for the quarter, gross margins on such sales increased to 28% from 9% in last year's first quarter. Recurring service revenues, which increased 25%, was also a major contributor to the year-over-year overall sales and earnings growth. Gross margin for recurring service revenues increased to 90% and when combined with gross margin on equipment revenues of 28%, the total gross margins for Q1 amounted to 54%, which compared to 37% for last year's Q1. We were particularly pleased to see the strong growth in the gross margin on equipment revenues, which was primarily attributable to more normalized material costs and freight costs (after cessation of the global supply chain problems), and an increase in higher margin locking products sales and a decline in lower margin radio sales.

We were also pleased with the significant increase in the recurring revenues annual run rate, which increased to $72.5 million based on October 2023 recurring revenues, compared to an annual run rate of $67 million based on July 2023 recurring revenues.

Net income of $10.5 million was a Q1 record-breaker and represents 25% of our net sales. Adjusted EBITDA* of $12.9 million was also a Q1 record and our Adjusted EBITDA* margin for the quarter was 31% of our net sales.

Our balance sheet continues to get stronger, with cash and cash equivalents, other investments and marketable securities increasing 12% to $74.6 million and we have no debt. Net cash provided by operating activities for Q1 was also strong, amounting to $11.2 million.

Our Alarm Lock and Marks locking hardware lines continue to see growth in school and classroom security, healthcare, and retail loss-prevention, as well as in multi-dwelling commercial and residential applications. We remain focused on further penetrating each of these markets.

We recently announced the introduction of Prima by NAPCO, a new All-in-One Panel for security, fire, video and connected home. We anticipate that Prima will address an important mass segment of the security market, including residential and small business systems. With built-in Wi-Fi/cellular radio communications, customer alert notifications, and video and smart home subscription options for each -installed system, the security dealer, as well as the Company, can add more recurring-revenue generating accounts.

NAPCO's record-breaking results for Q1 of fiscal year 2024, was primarily the result of the continued growth and profitability from recurring revenues as well as the strong sales from our Alarm Lock and Marks locking product lines. Radio sales have continued to slow down when compared to last year's first quarter, when the impending 3G Verizon sunset was rapidly approaching. As fiscal 2024 progresses, we expect radio sales to continue to be a key contributor to our hardware sales and continue to lead to the continued growth of our highly profitable recurring revenues."

Mr. Soloway concluded, "As we begin fiscal year 2024, we are encouraged with the improved gross margin for hardware sales of 28%, and, based on historical seasonal trends, we believe this could improve further as the fiscal year progresses. Our net income margin and Adjusted EBITDA* margin of 25% and 31%, respectively, indicates the financial strength of our business. We are pleased to continue our dividend program and we will be paying another dividend of $0.08 per share on December 22, 2023. As always, we will strive to accomplish our goal of continued financial strength, product innovation, technical superiority, and strong profitability, for the rest of fiscal 2024 and beyond".

Financial Results

Net sales for the quarter increased 6% to $41.7 million (the highest Q1 in the Company's history), as compared to $39.5 million for the same period one year ago. Research and development costs for the quarter remained relatively constant at $2.4 million or 6% of sales as compared to $2.4 million or 6% of sales for the same period a year ago. Selling, general and administrative expenses for the quarter remained relatively constant at $8.4 million or 20% of net sales, as compared to $8.5 million, or 22% of sales for the same period last year.

Operating income for the quarter increased 222% to $11.6 million as compared to $3.6 million for the same period last year. Net income for the quarter increased 239% to a Q1 record $10.5 million or $0.28 per diluted share as compared to $3.1 million or $0.08 per diluted share for the same period last year and represents 25% of net sales.

Adjusted EBITDA* for the quarter increased 174% to a Q1 record $12.9 million, or $0.35 per diluted share, as compared to $4.7 million, or $0.13 per diluted share for the same period last year and equates to an Adjusted EBITDA* margin of 31%.

Balance Sheet Summary

At September 30, 2023, the Company had $74.6 million in cash and cash equivalents, other investments and marketable securities as compared to $66.7 million as of June 30, 2023. Working capital (defined as current assets less current liabilities) was $115.9 million at September 30, 2023 as compared with working capital of $111.7 million at June 30, 2023. Current ratio (defined as current assets divided by current liabilities) was 6.3:1 at September 30, 2023, and 6.7:1 at June 30, 2023.

Other

The Audit Committee of the Board of Directors of the Company has approved the engagement of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending June 30, 2024, subject to the execution of an engagement letter. The effective date of Deloitte's appointment will be immediately following the filing of the Company's Form 10-Q for the quarter ending September 30, 2023. As previously reported, the Committee dismissed Baker Tilly as the Company's independent registered public accounting firm as of the aforementioned effective date.

Conference Call Information

Management will conduct a conference call at 11 a.m. ET today, November 6, 2023 in order to participate please go to the Investor Relations section of Company's website at https://investor.napcosecurity.com. Alternatively, interested parties may participate in the call by dialing, in the (US) 1-877-550-1875 or for international callers, 1-848-488-9180. A replay of the webcast will be available on the Investor Relations section of the Company's website.

About NAPCO Security Technologies, Inc.

NAPCO Security Technologies, Inc., is one of the leading manufacturers and designers of high-tech electronic security devices, wireless recurring communication services for intrusion and fire alarm systems as well as a provider of school safety solutions, The Company consists of four Divisions: NAPCO, plus three wholly owned subsidiaries: Alarm Lock, Continental Instruments, and Marks USA. Headquartered in Amityville, New York, its products are installed by tens of thousands of security professionals worldwide in commercial, industrial, institutional, residential and government applications. NAPCO products have earned a reputation for innovation, technical excellence and reliability, positioning the Company for growth in the multi-billion dollar and rapidly expanding electronic security market. For additional information on NAPCO, please visit the Company's web site at http://www.napcosecurity.com.

Safe Harbor Statement

This press release contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management's judgment, beliefs, current trends, and anticipated product performance. These forward-looking statements include, but are not limited to, statements relating to the impact of COVID-19 pandemic; supply chain challenges and developments; the growth of recurring service revenues and annual run rate; the strength of our balance sheet; our expectations regarding future results; the introduction of new access control and locking products; the opportunities for school security products; business trends , including the replacement of 3G radios, and our ability to execute our business strategies. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those risk factors set forth in the Company's filings with the Securities and Exchange Commission, such as our annual report on Form 10-K and quarterly reports on Form 10-Q. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements. All information provided in this press release is as of today's date, unless otherwise stated, and the Company undertakes no duty to update such information, except as required under applicable law.

*Non-GAAP Financial Measures

Certain non-GAAP measures are included in this press release, including non-GAAP operating income, Adjusted EBITDA and Adjusted EBITDA per share (diluted). We define Adjusted EBITDA as GAAP net income plus income tax expense, net interest expense, non-cash stock-based expense, non-recurring legal expense, other non-recurring income and depreciation and amortization expense. Non-GAAP operating income does not include amortization of intangibles or stock-based compensation expense. These non-GAAP measures are provided to enhance the user's overall understanding of our financial performance. By excluding these charges our non-GAAP results provide information to management and investors that is useful in assessing NAPCO's core operating performance and in comparing our results of operations on a consistent basis from period to period. Our use of non-GAAP financial measures has certain limitations in that such non-GAAP financial measures may not be directly comparable to those reported by other companies. For example, the terms used in this press release, such as Adjusted EBITDA, do not have a standardized meaning. Other companies may use the same or similarly named measures, but exclude different items, which may not provide investors with a comparable view of our performance in relation to other companies. The presentation of this information is not meant to be a substitute for the corresponding financial measures prepared in accordance with generally accepted accounting principles. Investors are encouraged to review the reconciliation of GAAP to non-GAAP financial measures set forth above.

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

	September 30, 2023
	(unaudited)	June 30, 2023

	(in thousands, except share data)
CURRENT ASSETS
Cash and cash equivalents	$43,577	$35,955
Investments - other	25,931	25,660
Marketable securities	5,121	5,136
Accounts receivable, net of allowance for credit losses of $107 and $131 as of September 30, 2023 and June 30, 2023, respectively	22,921	26,069
Inventories, net	36,946	35,062
Income tax receivable	205	75
Prepaid expenses and other current assets	3,072	3,402
Total Current Assets	137,773	131,359
Inventories - non-current, net	17,201	13,287
Property, plant and equipment, net	9,112	9,308
Intangible assets, net	3,855	3,939
Deferred income taxes	2,732	2,652
Operating lease asset	5,722	5,797
Other assets	294	312
TOTAL ASSETS	$176,689	$166,654

CURRENT LIABILITIES
Accounts payable	$11,084	$8,061
Accrued expenses	7,636	8,079
Accrued salaries and wages	3,176	3,546
Total Current Liabilities	21,896	19,686
Accrued income taxes	1,133	1,110
Long term operating lease liabilities	5,648	5,689
TOTAL LIABILITIES	28,677	26,485
COMMITMENTS AND CONTINGENCIES (Note 13)
STOCKHOLDERS’ EQUITY
Common Stock, par value $0.01 per share; 100,000,000 shares authorized as of September 30, 2023 and June 30, 2023; 39,663,812 shares issued; and 36,770,097 shares outstanding as of each date.	397	397
Additional paid-in capital	21,860	21,553
Retained earnings	145,276	137,740
Less: Treasury Stock, at cost (2,893,715 shares)	(19,521)	(19,521)
TOTAL STOCKHOLDERS’ EQUITY	148,012	140,169
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$176,689	$166,654

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Three Months ended September 30,
	2023	2022

	(in thousands, except for share and per share data)
Net sales:
Equipment revenues	$24,391	$25,687
Service revenues	17,285	13,806
	41,676	39,493
Cost of sales:
Equipment related expenses	17,497	23,266
Service-related expenses	1,766	1,661
	19,263	24,927

Gross Profit	22,413	14,566

Operating expenses:
Research and development	2,437	2,428
Selling, general, and administrative expenses	8,421	8,490
Total Operating Expenses	10,858	10,918

Operating Income	11,555	3,648

Other income (expense):
Interest and other income (expense), net	440	(103)
Income before Provision for Income Taxes	11,995	3,545
Provision for Income Taxes	1,517	461
Net Income	$10,478	$3,084

Income per share:
Basic	$0.28	$0.08
Diluted	$0.28	$0.08

Weighted average number of shares outstanding:
Basic	36,827,000	36,762,000
Diluted	37,076,000	36,990,000

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months ended September 30,
	2023	2022

	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$10,478	$3,084
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	537	457
Gain on disposal of fixed asset	—	(15)
Interest income on other investments	76	(8)
Unrealized loss on marketable securities	57	153
(Recovery) of credit losses	(24)	(27)
Change to inventory reserve	822	(252)
Deferred income taxes	(80)	(417)
Stock based compensation expense	307	477
Changes in operating assets and liabilities:
Accounts receivable	3,172	7,903
Inventories	(6,620)	(10,197)
Prepaid expenses and other current assets	330	(2)
Income tax receivable	(130)	(662)
Other assets	17	(27)
Accounts payable, accrued expenses, accrued salaries and wages, accrued income taxes	2,267	(2,432)
Net Cash Provided by (Used in) Operating Activities	11,209	(1,965)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant, and equipment	(256)	(372)
Proceeds from disposal of fixed asset	—	38
Purchases of marketable securities	(42)	(10,028)
Purchases of other investments	(347)	—
Net Cash Used in Investing Activities	(645)	(10,362)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from stock option exercises	—	45
Cash paid for dividend	(2,942)	—
Net Cash (Used in) Provided by Financing Activities	(2,942)	45

Net increase (decrease) in Cash and Cash Equivalents	7,622	(12,282)
CASH AND CASH EQUIVALENTS - Beginning	35,955	41,730
CASH AND CASH EQUIVALENTS - Ending	$43,577	$29,448
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$—	$4
Income taxes paid	$1,703	$3,398

NAPCO SECURITY TECHNOLOGIES, INC.
NON-GAAP MEASURES OF PERFORMANCE* (Unaudited)
(in thousands, except share and per share data)
	3 Months ended September 30,
	2023	2022
Net income (GAAP)	$ 10,478	$ 3,084
Add back provision for income taxes	1,517	461
Interest and other (income) expense, net	(440)	103
Operating Income (GAAP)	11,555	3,648
Adjustments for non-GAAP measures of performance:
Add back amortization of acquisition-related intangibles	84	90
Add back stock-based compensation expense	307	477
Add back non-recurring legal expenses	456	135
Adjusted non-GAAP operating income	12,402	4,350
Add back depreciation and other amortization	453	367
Adjusted EBITDA* (earnings before interest, taxes, depreciation and amortization)	$ 12,855	$ 4,717

Adjusted EBITDA* per Diluted Share	$ 0.35	$ 0.13
Weighted average number of Diluted Shares outstanding	37,076,000	36,990,000

Contacts:

Francis J. Okoniewski

Vice President of Investor Relations

NAPCO Security Technologies, Inc.

Office 800-645-9445 x 374

Mobile 516-404-3597

fokoniewski@napcosecurity.com